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EXHIBIT 3.2

                              VORNADO REALTY TRUST

                  ARTICLES OF AMENDMENT OF DECLARATION OF TRUST

THIS IS TO CERTIFY THAT:

                  FIRST: The Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), of Vornado Realty Trust, a Maryland real estate investment trust (the "Trust"), is hereby amended by deleting Article VI,
Section 6.1 of the Declaration of Trust in its entirety and replacing it with the following:

                  "Section 6.1 Authorized Shares. The total number of shares of beneficial interest which the Trust is authorized to issue is 240,000,000 shares, of which 20,000,000 shall be preferred shares of beneficial interest, no par value per share ("Preferred Stock") (including 5,750,000 Series A Convertible Preferred Shares of Beneficial Interest,) 100,000,000 shares shall be common shares of beneficial interest, $.04 par value per share ("Common Stock"), and 120,000,000 shares shall be excess shares of beneficial interest, $.04 par value per share ("Excess Stock").

                  SECOND: The foregoing amendment has been approved by the Board of Trustees of the Trust as required by Section 8-203(a)(7) of the Corporations and Associations Article of the Annoted Code of Maryland and Article IX, Section 9.1(b) of the Declaration of Trust.

                  THIRD: The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this amendment was 180,000,000, consisting of 70,000,000 common shares of beneficial interest, $.04 par value per share, 20,000,000 preferred shares of beneficial interest, no par value per share, and 90,000,000 excess shares of beneficial interest, $.04 par value per share. The aggregate par value of all authorized shares of beneficial interest having par value was $6,400,000.

                  FOURTH: The number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment is 240,000,000, consisting of 100,000,000 common shares of beneficial interest, $.04 par value per share, 20,000,000 preferred shares of beneficial interest, no par value per share, and 120,000,000 excess




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shares of beneficial interest, $.04 par value per share. The aggregate par value of all authorized shares of beneficial interest having par value is $8,800,000.

                  FIFTH: The undersigned Chairman of the Board acknowledges this amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that his Statement is made under the penalties for perjury.

                  IN WITNESS WHEREOF, the Trust has caused this amendment to be signed in its name and on its behalf by its Chairman of the Board and attested to by its Assistant Secretary on this _____ day of October, 1997.

ATTEST:

                                          VORNADO REALTY TRUST



/s/ Susan D. Schmider                    /s/ Steven Roth            [SEAL]
------------------------                 ----------------
Susan D. Schmider                        Steven Roth
Secretary                                Chairman of the Board


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